EXHIBIT 99.1

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                                                         800 King Farm Boulevard
                                                            Rockville, MD  20850
FOR IMMEDIATE RELEASE                                Contact: Michael P. Donovan
---------------------                                  mdonovan@HealthExtras.com
                                                       -------------------------


                   HEALTHEXTRAS EXPANDS SENIOR MANAGEMENT TEAM
                                      - - -

                ANNOUNCES APPOINTMENT OF CHIEF FINANCIAL OFFICER

    CREATES NEW POSITION; EXECUTIVE VICE PRESIDENT FOR CORPORATE DEVELOPMENT

ROCKVILLE, MD, JUNE 23, 2006 -- HEALTHEXTRAS, INC. (NASDAQ: HLEX), a pharmacy benefit management company, today announced that Richard W. Hunt, has been recruited to be the Company's Chief Financial Officer. Mr. Hunt succeeds Michael
P. Donovan, who takes on the newly created position as Executive Vice President for Corporate Development. The appointments are effective immediately.

As Chief Financial Officer, Mr. Hunt will be responsible for all of HealthExtras' financial operations, including corporate accounting, external reporting, financial planning, treasury, and tax. He will report directly to Chief Executive Officer, David T. Blair. Mr. Donovan will take on a new role within the organization and focus on acquisitions, strategic business relationships, and product development. Mr. Donovan has been the CFO of the Company since its inception and the Board of Directors is pleased that he will be transitioning into a senior corporate development role.

"As the Company continues to grow, it is imperative that we expand our senior management team," said Mr. Blair. "Clearly Rich's experience and healthcare expertise will serve the Company well. Additionally, with Mike's new role we expect to complement the Company's strong growth with new service offerings and strategic acquisitions." Mr. Hunt was most recently Senior Vice President and Chief Financial Officer of Neighborcare a $1.6 billion publicly traded long-term care pharmaceutical provider. From 2000 to 2004 Mr. Hunt was Senior Vice President and Chief Financial Officer of Global Healthcare Exchange an e-commerce venture formed by a group of leading healthcare service and product companies including Johnson & Johnson, GE Medical Systems and Medtronic. Before joining Global Healthcare Exchange, Mr. Hunt served for eighteen years in a variety of executive finance positions with Baxter International, Inc. Mr. Hunt earned a bachelor of science degree in accounting from Northern Illinois University and a masters in business administration from Pepperdine University as well as a certified public accountant designation.

About HealthExtras (www.healthextras.com)
                    --------------------

HealthExtras, Inc. is a full-service pharmacy management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company's integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.


THIS PRESS RELEASE MAY CONTAIN FORWARD-LOOKING INFORMATION. THE FORWARD-LOOKING STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION ACT OF 1995. FORWARD-LOOKING STATEMENTS MAY BE SIGNIFICANTLY IMPACTED BY CERTAIN RISKS AND UNCERTAINTIES DESCRIBED IN HEALTHEXTRAS' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.